Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
	Sempra California	Sempra Texas Utilities(1)	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total
	Three months ended March 31, 2025

Revenues	$3,401		$426	$(25)	$3,802
Depreciation and amortization	(562)		(76)	(2)	(640)
Interest income	2		19	13	34
Interest expense(2)	(225)		(77)	(131)	(433)
Income tax (expense) benefit	(52)		(22)	17	(57)
Equity earnings	—	$148	177	—	325
Earnings attributable to noncontrolling interests	—	—	(2)	—	(2)
Other segment items(3)	(1,840)	(2)	(299)	18	(2,123)
Earnings (losses) attributable to common shares	$724	$146	$146	$(110)	$906

	Three months ended March 31, 2024

Revenues	$3,141		$519	$(20)	$3,640
Depreciation and amortization	(521)		(72)	(1)	(594)
Interest income	3		5	5	13
Interest expense	(205)		—	(100)	(305)
Income tax (expense) benefit	(83)		(109)	20	(172)
Equity earnings	—	$185	163	—	348
Earnings attributable to noncontrolling interests	—	—	(69)	—	(69)
Other segment items(3)	(1,753)	(2)	(306)	1	(2,060)
Earnings (losses) attributable to common shares	$582	$183	$131	$(95)	$801
(1)    Substantially all earnings attributable to common shares are from equity earnings.
(2)    Sempra Infrastructure includes net unrealized gains (losses) from undesignated interest rate swaps related to the PA LNG Phase 1 project.
(3)    Includes cost of natural gas, cost of electric fuel and purchased power, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra California; O&M for Sempra Texas Utilities related to activities at the holding company; and cost of natural gas, energy-related businesses cost of sales, O&M, franchise fees and other taxes, and other income (expense), net, for Sempra Infrastructure.